Exhibit 8.1

TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, NY 10004-2498 LOS ANGELES • PALO ALTO • WASHINGTON, D.C. FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

March 30, 2011

Central Pacific Financial Corp.

220 South King Street

Honolulu, Hawaii 96813

Ladies and Gentlemen:

We have acted as counsel to Central Pacific Financial Corp., a Hawaii corporation (the “Company”), in connection with the Company’s filing of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement registers (i) 1,528,935 transferable subscription rights (the “Subscription Rights”) to purchase up to 2,000,000 shares of the Company’s Common Stock, no par value per share (the “Common Stock”), issuable upon exercise of the Subscription Rights, (ii) up to 2,000,000 shares of Common Stock (the “Rights Shares”) and (iii) preferred share purchase rights relating to the Rights Shares issuable pursuant to the Tax Benefits Preservation Plan, dated as of November 23, 2010, between the Company and Wells Fargo Bank, N.A., as rights agent.  We hereby confirm our opinion as set forth under the heading “U.S. Federal Income Tax Consequences” in the Prospectus forming part of the Registration Statement.

We hereby consent to the reference to us under the caption “U.S. Federal Income Tax Consequences” in the Prospectus forming part of the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement filed with the Securities and Exchange Commission.  In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP